UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2009

NewCardio, Inc.
(Exact name of Company as specified in its charter)

Delaware	333-149166	20-1826789
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

2350 Mission College Boulevard, Suite 1175, Santa Clara CA 95054
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 516-5000

N/A
(Former name or former address, if changed since last report)

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 40.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 1, 2009, Michael E. Hansen joins the Board of Directors of NewCardio, Inc. (the “Company”) as a director of the Company.

Mr. Hanson is a founding partner of Barnard Life Sciences, a healthcare consulting company founded in 2001. From 2004 to 2009, Mr. Hanson was a member of the board of directors, compensation and audit committees, of Indevus Pharmaceuticals. From 2002 to 2006, Mr. Hanson was a member of the board of directors, compensation and audit committees, of GlycoGenesis, an oncology-focused company. From 1998 to 2001, he was a member of the board of directors, compensation an audit committees, of MGI Pharma, Inc.. Mr. Hanson also serves on the board of directors of Z-92 Pharma and Elcos, Inc., and also is a member of Pearl Street Ventures, a venture capital firm that specializes in healthcare companies and Cardinal Equity Partners, a private equity firm. Previously, Mr. Hanson spent 25 years in positions of increasing responsibility at Eli Lilly and Company. His roles at Lilly included sales, sales management, marketing and operations. He served as President and General Manager of Eli Lilly Japan KK from 1989 to 1992. He subsequently served as Vice President of Lilly Research Laboratories with responsibilities for the Medical Department, a global organization responsible for the clinical development of pipeline products from Phase 1 through Phase 4 post marketing support and compliance studies. He culminated his Lilly career as President of the Internal Medicine Business Unit which included all cardiovascular and oncology products and became a member of the Eli Lilly and Co. Operations Committee (the senior management group of the company at that time). Mr. Hanson received a B.S. in Pharmacy from North Dakota State University and an M.S. in Hospital Pharmacy Administration from the University of Minnesota, and attended the Advanced Management Program at Harvard Business School.

Item 9.01 Financial Statements And Exhibits.

(d)  Exhibits.

Exhibit No.	Description

99.1	Press Release, issued March 10, 2009, announcing appointment of Mr. Hanson as a director, a copy of which is filed herewith.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewCardio, Inc.

Date: March 17, 2009	By:	/s/ Richard D. Brounstein
Richard D. Brounstein
Chief Financial Officer